Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-60304 on Form N-1A of our report dated September 27, 2021, relating to the financial statements and financial highlights of Lord Abbett Climate Focused Bond Fund, Lord Abbett Short Duration High Yield Fund, Lord Abbett Mid Cap Innovation Growth Fund and Lord Abbett International Growth Fund, each a series of Lord Abbett Trust I, appearing in the Annual Report on Form N-CSR of Lord Abbett Trust I for the respective periods ended July 31, 2021, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 19, 2021